Exhibit 3.76

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIXED WIRELESS HOLDINGS, LLC

(a Delaware Limited Liability Company)

Dated and Effective

as of

March 13, 2003

LIMITED LIABILITY COMPANY AGREEMENT
of
FIXED WIRELESS HOLDINGS, LLC

(a Delaware Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated March 13, 2003, is made by Flux Fixed Wireless, LLC, a Washington limited liability company, as the sole member of the limited liability company (the “Member”), and Fixed Wireless Holdings, LLC (the “Company”).

1.      Certificate of Formation. The Certificate of Formation was filed with the Delaware Secretary of State on March 13, 2003.

2.      Name. The name of the limited liability company is Fixed Wireless Holdings, LLC.

3.      Purpose. The purpose and business of the Company is to hold, own, lease, or otherwise license one or more fixed wireless licenses; enter into any agreements to which the Company is a party; and to engage in any other lawful business, and to exercise all other powers necessary or reasonably connected or incidental to such purpose and business that may be legally exercised by the Company.

4.      Duration. The Company shall exist perpetually.

5.      Principal Place of Business. The principal place of business of the Company shall be located at 1500 K Street NW, Suite 450, Washington, D.C. 20005-1272.

6.      Registered Office and Registered Agent. The Company’s initial registered office shall be at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware, and the name of its initial registered agent at such address shall be Corporation Service Company.

7.      Member. The Member is Flux Fixed Wireless, LLC.

8.      Management. The Company shall be member-managed. The Member shall manage the business and affairs of the Company and shall have the authority to take all actions and execute all documents on behalf of the Company.

9.      Capital Contribution. Promptly upon execution of this Agreement, the Member will make a capital contribution to the Company in the amount of $1,000.

10.    Liability of Member. The Member will not be personally liable merely by reason of being a Member, for any debt, obligation or liability of the Company beyond the

Member’s capital contribution, except as otherwise provided by the Delaware Limited Liability Company Act.

11.    Indemnification. The Company shall indemnify the Member and the Manager for all loss, liability or expense incurred by the Member or the Manager, respectively, in connection with the Company’s business to the fullest extent permitted by the Delaware Limited Liability Company Act.

12.    Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, including without limitation, the Delaware Limited Liability Company Act.

13.    Amendments. This Agreement may be amended only in writing by the Member.

14.    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any other person other than the Member.

Executed as of the date first written above by the undersigned.

FLUX FIXED WIRELESS, LLC			FIXED WIRELESS HOLDINGS, LLC

By:	EAGLE RIVER INC., a Washington corporation, Its Manager
			By:	/s/ Brian Marcinek
	By:	/s/ Brian Marcinek		Brian Marcinek
		Brian Marcinek	Its:	Vice President
	Its:	Vice President

		SOLE MEMBER	COMPANY

ASSIGNMENT OF LLC INTEREST

THIS ASSIGNMENT OF LLC INTEREST (this “LLC Interest Assignment”) is delivered by FLUX FIXED WIRELESS, L.L.C., a Washington limited liability company (“Assignor”) this 13th day of November, 2003, to FLUX U.S. CORPORATION a Delaware corporation (“Assignee”) pursuant to that certain Subscription Agreement between Assignor and. Assignee dated and effective November 13, 2003 (the “Agreement”). Terms not otherwise defined herein shall have the meaning given them in the Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, grants, transfers and delivers unto Assignee all of Assignor’s rights, title and interest in and to its entire one hundred percent (100%) limited liability company intezest (the “LLC Interest”) in FIXED WIRELESS HOLDINGS, L.L.C., a Delaware limited liability company (the “Company”). Assignor hereby represents, covenants and warrants to Assignee that Assignor has good title to the LLC Interest free and clear of all liens, security interests, encumbrances, pledges and claims whatsoever, and that Assignor has the right to assign and transfer all or any portion of such LLC Interest, and Assignor hereby warrants and will forever defend title to the 100% LLC Interest unto Assignee, its representatives, successors and assigns, against all and every person and persons whomsoever. This LLC Interest Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Assignor consents to the admission of Assignee as a member of the Company

Assignee hereby accepts, assumes and agrees to be subject to and bound by the terms, obligations and conditions of the Limited Liability Company Agreement, and any other existing contractual obligation of the Company.

This LLC Interest Assignment shall be governed by and interpreted according to the laws of the State of Washington.

Assignor has delivered this LLC Interest Assignment on the date first above written.

Assignor:			Assignee:

FLUX FIXED WIRELESS, L.L.C., a Washington limited liability company			FLUX U.S. CORPORATION, a Delaware corporation

By:	EAGLE RIVER INC., a Washington corporation, Its Manager
			By:	/s/ R. Gerard Salemme
R. Gerard Salemme,
Its Vice President
	By:	/s/ Brian Marcinek
Brian Marcinek,
Its Vice President